BALCHEM CORPORATION (AMEX: BCP)
                         -------------------------------
     Reported as follows (unaudited) for the Quarter ended December 31, 2004
                ($000 Omitted Except for Net Earnings Per Share)

All per share information has been adjusted to reflect the three for two stock split effected in the form of a 50% stock dividend declared on December 16, 2004 and paid on January 20, 2005.

                     For the Three Months Ended December 31,
                     ---------------------------------------


                                             2004           2003
                                             ----           ----

Net sales                                  $ 17,957       $ 16,408
Gross profit                                  5,951          5,356
Operating expenses                            2,701          3,258
                                           --------       --------
Earnings from operations                      3,250          2,098
Other (income) expense                           (6)            46
                                           --------       --------
Earnings before income tax expense            3,256          2,052
Income tax expense                            1,207            654
                                           --------       --------
Net earnings                               $  2,049       $  1,398
                                           ========       ========

Basic net earnings per common share        $   0.27       $   0.19
Diluted net earnings per common share      $   0.26       $   0.19


                    For the Twelve Months Ended December 31,
                    ----------------------------------------


                                             2004           2003
                                             ----           ----

Net sales                                  $ 67,406       $ 61,875
Gross profit                                 23,806         21,152
Operating expenses                           11,009         12,137
                                           --------       --------
Earnings from operations                     12,797          9,015
Other expense                                    82            252
                                           --------       --------
Earnings before income tax expense           12,715          8,763
Income tax expense                            4,689          3,125
                                           --------       --------
Net earnings                               $  8,026       $  5,638
                                           ========       ========

Basic net earnings per common share        $   1.07       $   0.78
Diluted net earnings per common share      $   1.03       $   0.75

Balchem Corporation (AMEX:BCP)                                            Page 2




     Record net sales were achieved for the quarter ended December 31, 2004 of $18.0 million. This is an increase of 9.4%, as compared to $16.4 million for the comparable prior year period. Net earnings for the fourth quarter were $2.0 million, an increase of $.7 million, or 46.6% as compared with the same period last year. This resulted in a diluted net earnings increase of 39.5% to $0.26 per share for the fourth quarter of 2004 versus $0.19 per share for the comparable quarter of the prior year.

     In this fourth quarter of 2004, all three segments of the company reported improved sales and earnings versus the prior year comparable period. The ARC Specialty Products segment generated earnings from operations of approximately $2.9 million on record quarterly sales of $7.5 million. Net sales were 4.1% higher than the prior year comparable quarter and earnings from operations were 8.7% higher, driven principally by increased sales volume of packaged ethylene oxide and sales of single use ethylene oxide canisters for use in medical device sterilization. The BCP Ingredients segment realized record quarterly sales of approximately $4.3 million, increasing 35.7% over the prior year comparable quarter, due principally to increased sales volumes in dry and aqueous choline products for the poultry and swine industries. Earnings from operations for this sector improved to approximately $0.26 million as compared to $0.10 million in the prior year comparable quarter. Sales of the Encapsulated/Nutritional Products segment were $6.2 million in the period, an increase of 2.2% from the prior year comparable quarter, principally due to improvements in the domestic food market as well as sales in the most recent quarter of Nitroshure, which is being sold into the animal health industry. Earnings from operations for the encap segment were $0.09 million in the current quarterly period as compared to a $0.67 million loss in the prior year comparable quarter which had included $0.4 million of re-organization charges.

     Consolidated gross profit for the quarter ended December 31, 2004 was $6.0 million, an increase of 11.1% compared to $5.4 million for the comparable year period, due to the above noted increase in sales. Although sales volumes and gross profit have increased during the quarter as compared to the comparable prior year period, our operating margins, in the three segments, were unfavorably impacted by rising raw material and energy costs. While we do not foresee near-term relief from these rising costs, we have initiated price increases to our various markets effective January 1, 2005 which should help to somewhat offset the noted cost increases. Operating (Selling, R&D, and Administrative) expenses were $2.7 million, approximately 15.0% of net sales, improving from 19.9% of net sales in the prior year comparable quarter, which had included the previously noted re-organization charges.

     For the year ended December 31, 2004, net sales have increased 8.9% to a record $67.4 million compared to $61.9 million in the comparable prior year period. Net earnings have increased 42.4% to a record $8.0 million or $1.03 per diluted share, compared to net earnings of $5.6 million, or $0.75 per diluted share in the prior year comparable period.

     In addition, our balance sheet ratios and cash flow continued to strengthen. During the quarter ended December 31, 2004, the Company pre-paid $7.8 million, the remaining balance of its term loan. Our cash balance closed the quarter at $12.7 million, an increase of $3.5 million over the previous year's December 31 level, reflecting the noted prepayment of the term loan.

Balchem Corporation (AMEX:  BCP)                                          Page 3

Outlook

     Commenting on the outlook for 2005, Dino A. Rossi, President and CEO of Balchem, said "Having closed-out a record year in sales and earnings, we believe Balchem is positioned, financially and strategically, to capitalize on growth opportunities. We expect modest double digit increases in sales and earnings from organic growth in the three segments. We will seek to continue to improve our operating cost structure with improved volumes and enhanced technology, easing the pressure of higher energy and raw material costs. We are cautiously optimistic that we will identify one or more new strategic alliance and/or acquisition opportunities that will compliment the organic growth expectations."

Quarterly Conference Call

     A quarterly conference call will be conducted on Tuesday, February 15, 2005 at 2:00 PM Eastern Time (ET) to review fourth quarter 2004 results (for the period ending December 31, 2004). Dino A. Rossi, President and CEO, and Frank Fitzpatrick, Chief Financial Officer, will host the call. We invite you to listen to the call by dialing 877-407-8289 five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay through February 17, 2005. To access the replay of the conference call, dial 201-612-7415, Account Number 298, Replay Conference Number 136272. This press release, and its accompanying financial exhibits, will also be available on the Company website, www.balchem.com, prior to the conference call.
                                  ---------------

Segment Information
     Balchem Corporation consists primarily of three business segments: ARC Specialty Products, Encapsulated/Nutritional Products, and BCP Ingredients. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Encapsulated/Nutritional Products segment provides proprietary microencapsulation solutions to a variety of applications in the food and human nutrition marketplaces. BCP Ingredients manufactures and supplies choline chloride and derivatives used primarily in the poultry and swine industries.

Forward Looking Statements
     This release contains forward-looking statements, which reflect Balchem's expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Balchem's expectations, including risks and factors identified in Balchem's annual report on Form 10-K for the year ended December 31, 2003. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.









Contact:  Deirdre Cocchia, Telephone: 845-326-5600

Balchem Corporation (AMEX:  BCP)                                          Page 4

                             Selected Financial Data
                                  ($ in 000's)
Business Segment Net Sales:
--------------------------------------------------------------------------------
                                 Three Months Ended       Twelve Months Ended
                                    December 31,              December 31,
                                 2004         2003         2004         2003
--------------------------------------------------------------------------------
Specialty Products              $ 7,452      $ 7,159      $28,767      $26,163
Encap/Nutritional Products        6,232        6,100       24,759       24,043
BCP Ingredients                   4,273        3,149       13,880       11,669
--------------------------------------------------------------------------------
Total                           $17,957      $16,408      $67,406      $61,875
================================================================================

Business Segment Earnings (Loss):
================================================================================
                                 Three Months Ended       Twelve Months Ended
                                    December 31,              December 31,
                                 2004         2003         2004         2003
--------------------------------------------------------------------------------
Specialty Products              $ 2,898      $ 2,666      $10,693      $ 9,409
Encap/Nutritional Products           91         (671)         992         (962)
BCP Ingredients                     261          103        1,112          568
Other income (expense)                6          (46)         (82)        (252)
--------------------------------------------------------------------------------
Earnings bef. income taxes      $ 3,256      $ 2,052      $12,715      $ 8,763
================================================================================


Selected Balance Sheet Items
                                               Dec 31,        Dec 31,
                                                2004           2003
                                                ----           ----
Cash                                          $ 12,734      $  9,239
Accounts Receivable                              7,996         7,233
Inventories                                      6,319         5,961
Other Current Assets                             2,163         1,197
                                              --------      --------
Current Assets                                  29,212        23,630

Property, Plant, & Equipment (net)              24,188        25,636
Other Assets                                     7,005         7,640
                                              --------      --------
Total Assets                                  $ 60,405      $ 56,906
                                              ========      ========

Current Liabilities                           $  5,707      $  6,075
Long-Term Debt                                      --         7,839
Other Long-Term Obligations                      4,464         3,211
                                              --------      --------
Total Liabilities                               10,171        17,125

Stockholders' Equity                            50,234        40,285
Less:  Treasury Stock @ Cost                        --          (504)
                                              --------      --------
Net Stockholders Equity                         50,234        39,781

                                              --------      --------
Total Liability and Stockholders' Equity      $ 60,405      $ 56,906
                                              ========      ========